Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 1, 2005 related to the financial statements of Core-Mark Holding Company, Inc., included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California

August 27, 2007